EXHIBIT 99.1
JOINT FILING AGREEMENT
     Joint Filing Agreement pursuant to Rule 13d-1(k)(1)(iii) under the Securities and Exchange Act of 1934, as amended.
     The undersigned each hereby agree that: (i) the Schedule 13D dated April 2, 2007 with respect to the issued and outstanding common shares of White Knight Resources Ltd. deemed to be beneficially owned by each of the undersigned respectively, is adopted and filed on behalf of each of them; and (ii) the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, apply to each of them.
Dated: April 2, 2007

U.S. Gold Corporation
By:	/s/ William F. Pass
	Name:	William F. Pass
	Title:	Vice President, Chief Financial Officer, and Secretary

US Gold Canadian Acquisition Corporation
By:	/s/ William F. Pass
	Name:	William F. Pass
	Title:	Vice President, Secretary, Treasurer and Director